Lincoln Life & Annuity Company of New York Service Office: PO Box 21008, Greensboro, NC 27420-1008 (hereinafter referred to as “the Company”)

MEDICAL SUPPLEMENT

(Part II of Application - To be completed by Medical Examiner)

Proposed Insured (please print name)	Date of Birth (mm/dd/yy)

1.     Provide full name/address/phone number of personal physician(s) and any other physicians seen within the past 5 years.

Name	Address	Phone

Name	Address	Phone

a)  Date and reason of last visit:

b) Tests performed & treatment received:

☐           If you answer “Yes” to any of the following questions, please provide further information in the “Details” space provided.

2. Height ft./ in. Weight lbs.	☐ Yes ☐ No

a) Has your weight changed by more than 10 pounds during the past 12 months?

b) If “Yes”, by how many pounds?                                                                           Gain                                                                      Loss

3.              Have you had or been advised by a licensed medical professional to have a check-up, EKG, x-ray, blood or urine test or any other diagnostic test or are you now planning to seek medical advice or treatment for any reason (excluding HIV tests)?

4.              Have you been a patient in a hospital, clinic, sanatorium or other medical facility, or been advised by a licensed medical professional to have any hospitalization or surgery which has not been completed?

5. Have you ever had, or been told by a licensed medical professional to seek treatment because of any of the following:

a)	Chest pain, palpitations, high blood pressure, heart disease, heart murmur, heart failure or other disorders of the heart or blood vessels?
b)	Any tumor, cancer, cysts, melanoma, lymphoma, or any disorder of the lymph nodes?
c)	Anemia, leukemia, clotting disorder or any other blood disorder?
d)	Diabetes, elevated blood sugar, thyroid, or other endocrine or glandular disorder?
e)	Asthma, emphysema, allergies, sleep apnea, tuberculosis, sarcoidosis, persistent hoarseness or shortness of breath or any other disorder of the respiratory system?
f)	Seizures, fainting, dizziness, epilepsy, stroke, paralysis or other neurologic or brain disorder?
g)	Any nervous, mental, or emotional disorder, or received counseling for anxiety, depression, stress or any other emotional condition?
h)	Ulcers, colitis, jaundice, hepatitis, cirrhosis, gastrointestinal bleeding, or other disorder of the stomach, esophagus, liver, intestines, gallbladder, or pancreas?
i)	Any complications of pregnancy or disorder of the testicles, prostate, breasts, ovaries, uterus, cervix, kidney or urinary bladder?
j)	Arthritis, gout, or any disorder of the back, spine, muscles, nerves, bones, joints or skin?
k)	Any disorder of the eyes, ears, nose or throat?
l)	Any mental or physical disorder or medically or surgically treated condition not listed above?

6.              Have you ever been diagnosed by or received treatment from a licensed medical professional for Acquired Immunodeficiency Syndrome (AIDS), or AIDS-Related Complex (ARC)?

7.              Do you use alcoholic beverages?  (If “Yes”, provide type, frequency & amount.)

Type	Frequency	Amount

8.              Have you ever been treated for drug or alcohol abuse or been advised by a licensed medical professional to limit your use of alcohol or any medication, prescribed or not?

9.              In the past 5 years have you used cocaine, marijuana, or other non-prescription stimulants (not including caffeine), depressants, or narcotics?

10. Have you ever used tobacco or products containing nicotine (including, but not limited to, chew tobacco, snuff, nicotine gum and/or patches)? (If “Yes”, list below.)	☐ Y ☐ N

Type	Date First Used: (month/year)	Date Last Used: (month/year)	Amount and Frequency:

11.       List all medication and dosages you are currently taking or have taken in the last 30 days, including prescriptions, over the counter drugs, aspirin and herbal supplements.

12.       Details: (List details from questions answered “Yes” and please specify to which question numbers details pertain. Attach an additional sheet of paper if necessary.)

13.

	Age if Living & Health Status	Diabetes, Cancer, Heart Disease? (include age of onset)	Age at Death & Cause
a.) Father
b.) Mother
c.) Sibling(s)

The Undersigned declares that:

I have read or have had read to me the completed Medical Supplement before signing below. All statements and answers in this Supplement are correctly recorded and are full, complete and true to the best of my knowledge and belief. I agree that this Medical Supplement constitutes a part of the application for insurance and is to be attached to and made a part of the policy. I understand that any materially false statements or material misrepresentations may result in the loss of coverage under the policy.

Signed in ,	this	day of
(state)		(month)	(year)

Signature of Proposed Insured	Printed Name of Proposed Insured
(Parent or Guardian if under 14 years and 6 months of age)

Signature of Witness (Examiner/Licensed Representative /Agent)	Printed Name of Witness (Examiner/Licensed Representative/Agent)